UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report: May 12, 2009

(date of earliest event report)

SCBT Financial Corporation

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

001-12669	57-0799315
(Commission File Number)	(IRS Employer Identification No.)

520 Gervais Street, Columbia, South Carolina	29201
(Address of principal executive offices)	(Zip Code)

(800) 277-2175

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 12, 2009, SCBT Financial Corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Keefe, Bruyette & Woods, Inc., as representative of the Underwriters (the “Underwriters”) in connection with the offer and sale of 1,300,000 shares of the Company’s common stock, $2.50 par value per share (the “Common Stock”), at a public offering price of $23.00 per share.  Pursuant to the Underwriting Agreement, the Company has granted the Underwriters a 30-day option to purchase up to an additional 15 percent of the offered amount of Common Stock from the Company to cover over-allotments, if any. The closing of the offering is expected to occur on May 18, 2009, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and covenants that are valid as between the parties and as of the date of entering into such Underwriting Agreement, and are not factual information to investors about the Company.

The Underwriters may perform investment banking and advisory services for the Company from time to time for which they have received customary fees and expenses. The Underwriters may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business.

Item 8.01. Other Events

On May 12, 2009, the Company issued a press release announcing the pricing of the offering, a copy of which is included as Exhibit 99.1 to this report and incorporated herein by reference.

The Company has filed with the Securities and Exchange Commission a prospectus supplement related to the offering, dated May 12, 2009 (the “Prospectus Supplement”), to the base prospectus contained in the Company’s effective registration statement on Form S-3 (File No. 333-158116) (“Registration Statement”).

Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits

99.1    Press Release, dated May 12, 2009, of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCBT FINANCIAL CORPORATION

Dated: May 12, 2009	By:	/s/ John C. Pollok
John C. Pollok
Senior Executive Vice President and
Chief Financial Officer